Exhibit 99.1

CONCEPTUS REPORTS FIRST QUARTER FINANCIAL RESULTS

SAN CARLOS, Calif. (May 8, 2003) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced financial results for the three months ended March 31, 2003. Highlights of the 2003 first quarter and subsequent weeks include:

■	Sequential-quarter revenues up 148% to $1.2 million.
■	Formal nationwide professional launch of Essure at the American College of Obstetricians and Gynecologists (ACOG) 51st Annual Clinical Meeting held in late April 2003.
■	Positive reimbursement progress for Essure among private payors, including Aetna, the largest U.S. provider of health benefits.
■	Continued fully enrolled physician classroom training sessions.

Sequential net sales increased 148% to $1.2 million in the first quarter of 2003, compared with $465,000 in the fourth quarter of 2002 and $276,000 in the prior year’s first quarter. The increase was attributable to rising commercial sales of Essure as the Company recorded its first full quarter of sales in the United States.

For the three months ended March 31, 2003, Conceptus reported a net loss of $11.0 million, or $0.52 per share, compared with a net loss of $5.9 million, or $0.36 per share, in the comparable period last year. Cost of goods sold, which continued to reflect the cost of early stage product manufacturing and limited production volumes, were $1.2 million in the 2003 first quarter, compared with $746,000 in the 2002 first quarter. Gross margins turned positive during the first quarter, and the Company reported a $4,000 gross profit.

Research and development expenses declined to $1.6 million for the 2003 first quarter, from $2.0 million in the prior-year first quarter. The decline was a result of decreased clinical and regulatory affairs expenses following U.S. Food and Drug Administration approval in November 2002 of the Company’s Pre-market Approval application for Essure. Selling, general and administrative expenses were approximately $9.6 million for the three months ended March 31, 2003, compared with $3.2 million in the prior-year’s first quarter. The increase was primarily related to the build out of the U.S. sales and marketing organization, an accelerated number of physician training courses due to higher than anticipated physician demand, and increased marketing and public relations activities, including preparation for the nationwide commercial launch of Essure in the U.S. at the annual ACOG meeting.

Cash, cash equivalents, short-term investments and restricted cash were $59.6 million as of March 31, 2003, compared with $70.7 million as of December 31, 2002.

“ACOG is among the most important medical conferences for us, and I am delighted to have joined Conceptus in time to experience the excitement generated by Essure at this year’s meeting,” said Mark M. Sieczkarek, the company’s newly appointed president and chief executive officer. “Our Essure product demonstration sessions at the ACOG meeting were fully attended by many practicing physicians there and the overall reception we received at the meeting was impressive. This bodes well for continued market acceptance of Essure as we strive to make the procedure the standard of care in permanent female birth control.”

Mr. Sieczkarek continued, “We have made excellent progress in securing third-party payor coverage for the Essure procedure, most recently welcoming Aetna U.S. Healthcare, the largest U.S. provider of health benefits, to a growing list of insurers.”

“Our consumer marketing efforts will commence this quarter beginning with a highly targeted campaign to pre-identified patient groups in the top 20 metropolitan areas of the United States. In addition, our consumer hotline, 1-877-ESSURE1, is now operational, where women can receive information about the procedure and referrals to trained physicians,” he added.

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 14 days.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, the results of our marketing programs and levels of payor reimbursement, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by regulatory authorities and insurance carriers, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, In thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Net sales	$1,154	$276
Cost of goods sold	1,150	746

Gross profit (loss)	4	(470)
Operating expenses:
Research and development	1,611	1,982
Selling, general and administrative	9,618	3,214

Total operating expenses	11,229	5,196

Operating loss	(11,225)	(5,666)
Interest and other income (expense), net	200	(189)

Net loss	$(11,025)	$(5,855)

Basic and diluted net loss per share	$(0.52)	$(0.36)

Weighted-average shares used in computing basic and diluted net loss per share	21,383	16,471

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Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	March 31, 2003	December 31, 2002
Cash, cash equivalents, short-term investments and restricted cash	$59,594	$70,734
Accounts receivable, net	824	581
Inventories, net	2,235	2,524
Other current assets	1,254	797

Total current assets	63,907	74,636
Property and equipment, net	2,309	2,474
Other assets	162	185

Total assets	$66,378	$77,295

Current liabilities	$6,352	$6,364
Long-term liabilities	262	217

Total liabilities	6,614	6,581

Common stock and additional paid in capital	188,523	188,435
Accumulated other comprehensive income (loss)	(2)	11
Accumulated deficit	(128,757)	(117,732)

Total stockholders’ equity	59,764	70,714

Total liabilities and stockholders’ equity	$66,378	$77,295

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